                      KNAPE & VOGT MANUFACTURING COMPANY

                       OFFER TO PURCHASE FOR CASH UP TO
                     1,200,000 SHARES OF ITS COMMON STOCK
                  AT A PURCHASE PRICE NOT IN EXCESS OF $22.00
                      NOR LESS THAN $19.00 NET PER SHARE

  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
   NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 30, 1998, UNLESS THE OFFER IS
                                   EXTENDED.


KNAPE  & VOGT MANUFACTURING COMPANY,  A MICHIGAN CORPORATION (THE  "COMPANY"),
 HEREBY INVITES  ITS SHAREHOLDERS TO TENDER  SHARES OF ITS  COMMON STOCK, PAR
  VALUE $2.00 PER SHARE ("COMMON STOCK" OR THE "SHARES"), TO THE COMPANY AT PRICES NOT IN EXCESS OF $22.00 NOR LESS THAN $19.00 PER SHARE, NET TO THE
   SELLER IN  CASH, WITHOUT INTEREST THEREON, AS  SPECIFIED BY SHAREHOLDERS
    TENDERING THEIR SHARES,  UPON THE TERMS AND  SUBJECT TO THE CONDITIONS
     SET FORTH IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL (WHICH TOGETHER, AS AMENDED OR SUPPLEMENTED FROM TIME
      TO  TIME, CONSTITUTE  THE "OFFER").  EACH SHARE  OF THE  COMPANY'S
       CLASS B COMMON STOCK, PAR VALUE $2.00 PER SHARE ("CLASS B COMMON
        STOCK"), IS  CONVERTIBLE INTO  ONE SHARE.  HOLDERS OF  CLASS  B
        COMMON  STOCK  CAN PARTICIPATE  IN THE  OFFER  BY TENDERING  A
         NUMBER OF  SHARES INTO WHICH  THEIR CLASS B  COMMON STOCK IS
          CONVERTIBLE PURSUANT  TO THE  TERMS AND  CONDITIONS OF THE
           OFFER. SEE SECTION 3.
THE COMPANY WILL,  UPON THE TERMS AND SUBJECT TO THE CONDITIONS  OF THE OFFER,
 DETERMINE A  SINGLE PER SHARE  PRICE NOT IN  EXCESS OF $22.00  NOR LESS THAN
  $19.00 PER SHARE, NET TO THE SELLER IN CASH, WITHOUT INTEREST THEREON (THE "PURCHASE PRICE"), THAT IT WILL PAY FOR THE SHARES PROPERLY TENDERED
   PURSUANT TO  THE OFFER AND  NOT PROPERLY WITHDRAWN,  TAKING INTO ACCOUNT
    THE NUMBER OF SHARES SO TENDERED AND THE PRICES SPECIFIED BY THE TENDERING SHAREHOLDERS. THE COMPANY WILL SELECT THE LOWEST PURCHASE
     PRICE  THAT  WILL ALLOW  IT  TO  PURCHASE  1,200,000 SHARES  VALIDLY
      TENDERED AND NOT PROPERLY WITHDRAWN PURSUANT TO THE OFFER (OR  SUCH
      LESSER NUMBER  OF SHARES AS ARE VALIDLY TENDERED AT  PRICES NOT IN
       EXCESS OF $22.00 NOR LESS THAN $19.00 NET PER SHARE). ALL SHARES
        PROPERLY TENDERED AT PRICES AT OR BELOW THE PURCHASE PRICE  AND
        NOT  PROPERLY  WITHDRAWN WILL  BE  PURCHASED  AT THE  PURCHASE
         PRICE, UPON THE  TERMS AND SUBJECT TO  THE CONDITIONS OF THE
          OFFER, INCLUDING  THE TERMS THEREOF  RELATING TO  PRORATION
          AND  CONDITIONAL  TENDERS  DESCRIBED HEREIN.  THE  COMPANY
           RESERVES THE RIGHT,  IN ITS SOLE DISCRETION, TO PURCHASE
            MORE THAN THE 1,200,000  SHARES PURSUANT TO THE  OFFER.
            SHARES  TENDERED AT PRICES  IN EXCESS OF  THE PURCHASE
             PRICE AND SHARES  NOT PURCHASED BECAUSE OF PRORATION
              AND CONDITIONAL TENDERS WILL BE RETURNED.
THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.
  THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7. THE COMMON STOCK IS PRINCIPALLY TRADED ON THE NASDAQ NATIONAL MARKET
  ("NASDAQ") UNDER THE  TICKER SYMBOL "KNAP."  ON AUGUST 31,  1998, THE  LAST
   TRADING DATE PRIOR TO  THE ANNOUNCEMENT OF THE  OFFER, THE LAST  REPORTED
    SALE PRICE PER SHARE  AS REPORTED ON  NASDAQ WAS $19.125.  SHAREHOLDERS
     ARE URGED TO OBTAIN CURRENT  MARKET QUOTATIONS FOR THE COMMON  STOCK.
      THE COMPANY HAS DECLARED A REGULAR QUARTERLY DIVIDEND OF  $.165 PER
       SHARE OF COMMON STOCK AND $.15 PER SHARE OF CLASS B  COMMON STOCK
        PAYABLE ON  SEPTEMBER 4,  1998, TO  SHAREHOLDERS  OF RECORD  ON
         AUGUST 25, 1998.  SHAREHOLDERS OF RECORD  ON AUGUST 25,  1998
          WHO TENDER SHARES PURSUANT TO  THE OFFER WILL RECEIVE  THIS
           DIVIDEND.
 THE BOARD  OF DIRECTORS  OF  THE COMPANY  HAS  APPROVED THE  OFFER. HOWEVER,
  NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO
   SHAREHOLDERS AS  TO WHETHER  TO TENDER  OR REFRAIN FROM  TENDERING THEIR
    SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SUCH
     SHAREHOLDER'S SHARES AND, IF  SO, HOW MANY SHARES  TO TENDER AND THE
      PRICE  OR PRICES  AT WHICH  SUCH  SHARES SHOULD  BE  TENDERED. SEE
       SECTION  12 FOR  INFORMATION  REGARDING  THE  INTENTIONS OF  THE
        COMPANY'S  DIRECTORS AND  EXECUTIVE OFFICERS  WITH  RESPECT TO
         TENDERING SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT
  Any shareholder wishing to tender all or any part of such shareholder's Shares must (a) properly complete and sign the Letter of Transmittal (or manually signed facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, and mail or deliver such Letter of Transmittal together with any required signature guarantee and any other required documents to Harris Trust and Savings Bank (the "Depositary"), and mail or deliver the certificates for Shares (or equivalent securities) to the Depositary (together with any other documents required by the Letter of Transmittal), (b) tender such Shares pursuant to the procedure for book-entry transfer set forth in
Section 3, or (c) request his or her broker, dealer, commercial bank, trust company, or nominee to effect the transaction for the shareholder. A shareholder whose Shares (or equivalent securities) are registered in the name of a broker, dealer, commercial bank, trust company, or nominee must contact such broker, dealer, commercial bank, trust company, or nominee if the shareholder desires to tender Shares. Any shareholder who desires to tender Shares and whose certificates for such Shares (or equivalent securities) are not immediately available or cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary, in any case, by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

  Questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, Notice of Guaranteed Delivery, or other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective address(es) and telephone number(s) set forth on the back cover of this Offer to Purchase.

  THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY.
                     The Dealer Manager for the Offer is:

                          Credit Suisse First Boston
September 2, 1998

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  This Offer to Purchase contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements are statements other than historical information or statements of current condition. Some forward-looking statements may be identified by use of terms such as "believes," "anticipates," "intends," or "expects." These forward-looking statements relate to the plans and objectives of the Company for future operations, including, without limitation, statements relating to the Company's new comprehensive financial strategy and the use of the proceeds of the sale of The Hirsh Company. In light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this Offer to Purchase should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved. Numerous factors could cause the Company's actual results to differ materially from such forward-looking statements. The Company undertakes no obligation to release publicly the results of any future revisions it may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               TABLE OF CONTENTS

                                                                       PAGE NO.
                                                                       --------
SUMMARY...............................................................     i
RECENT DEVELOPMENTS...................................................    ii
INTRODUCTION..........................................................     1
THE OFFER.............................................................     3
 1. Number of Shares; Proration.......................................     3
 2. Tenders by Holders of Fewer Than 100 Shares.......................     5
 3. Procedure for Tendering Shares....................................     5
 4. Withdrawal Rights.................................................    10
 5. Acceptance for Payment of Shares and Payment of Purchase Price....    10
 6. Conditional Tender of Shares......................................    11
 7. Certain Conditions of the Offer...................................    12
 8. Price Range of Shares; Dividends..................................    13
 9. Purpose of the Offer; Certain Effects of the Offer................    14
10. Certain Information Concerning the Company........................    16
11. Source and Amount of Funds........................................    21
12. Interests of Directors and Officers; Transactions and Agreements
 Concerning the Shares................................................    21
13. Certain Federal Income Tax Consequences...........................    22
14. Extension of Tender Period; Termination; Amendments...............    25
15. Fees and Expenses.................................................    25
16. Miscellaneous.....................................................    26

                                    SUMMARY

   This general summary is provided for the convenience of the Company's shareholders and is qualified in its entirety by reference to the full text and more specific details of this Offer to Purchase.

 Number of Shares to be        1,200,000 Shares (or such lesser number of
 Purchased .................   Shares as are validly tendered at prices not
                               in excess of $22.00 nor less than $19.00 net per Share).

 Purchase Price.............   The Company will determine a single per
                               Share net cash price, not in excess of
                               $22.00 nor less than $19.00 net per Share, that it will pay for Shares validly tendered. All Shares acquired in the Offer will be acquired at the Purchase Price even if tendered below the Purchase Price. Each shareholder desiring to tender Shares must
                               (i) specify in the Letter of Transmittal the minimum price (not in excess of $22.00 nor less than $19.00 net per Share) at which such shareholder is willing to have Shares purchased by the Company or (ii) elect to have such shareholder's Shares purchased at a price determined by the Dutch Auction tender process, which could result in such Shares being purchased at the minimum price of $19.00 per Share.

 How to Tender Shares.......   See Section 3. Call the Information Agent,
                               the Dealer Manager, or consult your broker for assistance.

 Brokerage Commissions......   None for registered shareholders who tender
                               Shares directly to the Depositary.
                               Shareholders holding Shares or Class B
                               Common Stock through their broker or bank are urged to consult such institutions to determine whether they charge any fees or transaction costs if shareholders tender
                               Shares through such institutions and not directly to the Depositary.

 Stock Transfer Tax.........   None, if payment is made to the registered
                               holder of Shares. See Section 5.

 Expiration and Proration      Wednesday, September 30, 1998, at 12:00
 Dates......................   Midnight, New York City time, unless the
                               Offer is extended by the Company.

 Payment Date...............   As soon as practicable after the Expiration
                               Date.

 Position of the Company
 and its Board of
 Directors..................
                               Neither the Company nor its Board of
                               Directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering Shares. See Section 12 for information regarding the intentions of the Company's directors and executive officers with respect to tendering Shares pursuant to the Offer.

 Withdrawal Rights..........   Tendered Shares may be properly withdrawn at
                               any time prior to 12:00 Midnight, New York
                               City time, on Wednesday, September 30, 1998, unless the Offer is extended by the Company, and, unless previously purchased, after
                               12:00 Midnight, New York City time, on
                               Friday, October 30, 1998. See Section 4.

 Odd Lots....................   There will be no proration of Shares tendered
                                by any shareholder who owns beneficially fewer than 100 Shares in the aggregate
                                (excluding Shares attributable to the
                                individual accounts under the Knape & Vogt
                                Manufacturing Company Employees' Retirement
                                Savings Plan (the "Employees' Retirement
                                Savings Plan")), and who tenders all such Shares at or below the Purchase Price prior to the Expiration Date and who checks the "Odd Lots" box in the Letter of Transmittal.

 Further Developments
 Regarding the Offer.........
                                Call the Information Agent, Dealer Manager, or consult your broker.

 Market Price................   On August 31, 1998, the last trading date
                                prior to the announcement of the Offer, the last reported sale price as reported on NASDAQ was $19.125. SHAREHOLDERS ARE URGED TO
                                OBTAIN CURRENT MARKET QUOTATIONS FOR THE
                                COMMON STOCK.

 Dividend....................   The Company has declared a regular quarterly
                                dividend of $.165 per share of Common Stock and $.15 per share of Class B Common Stock payable on September 4, 1998, for shareholders of record at the close of business on August 25, 1998. Shareholders of record on August 25, 1998, who tender Shares pursuant to the Offer will receive this dividend.

                              RECENT DEVELOPMENTS

   On August 31, 1998, the Company signed a definitive agreement to sell substantially all of the assets of its wholly-owned subsidiary, The Hirsh Company ("Hirsh"), to Steelworks, Inc. The Company also signed a definitive agreement on August 31, 1998 to sell the stock of Hirsh following the transaction with Steelworks, Inc. Although a loss of $12,800,000 (after tax), or $2.15 per diluted Share, has been incurred on the sale of Hirsh, the sale reflects the Company's desire to enhance its corporate profit margins and remain focused on its core drawer slide, kitchen and bath storage, and wall attached shelving products. In addition, the Company's Board of Directors recently adopted a new comprehensive financial strategy which includes the Offer, the potential for additional offers, or open market or negotiated share repurchases and the intention to substitute quarterly stock dividends in place of quarterly cash dividends (along with the intention to adopt a stock dividend sale plan), as further described herein. Finally, the Company's Executive Vice President, Chief Financial Officer, Secretary, and Treasurer, Richard C. Simkins, has resigned his positions as Chief Financial Officer and Treasurer as of August 21, 1998. He will continue as a director until this year's annual meeting in October and remain as Executive Vice President of the Company until December 31, 1998. The Company has named Jack D. Poindexter, formerly the Assistant Treasurer, Director of Tax and Internal Audit, to replace Mr. Simkins as Chief Financial Officer and Treasurer. See Sections 9 and 10.

TO THE HOLDERS OF SHARES (OR EQUIVALENT SECURITIES) OF KNAPE & VOGT MANUFACTURING COMPANY:

                                 INTRODUCTION

  Knape & Vogt Manufacturing Company, a Michigan corporation (the "Company"), invites shareholders to tender shares of its Common Stock, par value $2.00 per share ("Common Stock" or the "Shares"), at prices not in excess of $22.00 nor less than $19.00 per Share, net to the seller in cash, without interest thereon, specified by such tendering shareholders, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer").

  Each share of the Company's Class B Common Stock, par value $2.00 per share ("Class B Common Stock"), is convertible into one Share. Holders of Class B Common Stock can participate in the Offer by tendering pursuant to the terms and conditions of the Offer a number of Shares into which their Class B Common Stock is convertible. Any Class B Common Stock delivered relating to Shares tendered but not accepted for payment pursuant to the Offer will be returned as Class B Common Stock. See Section 3.

  The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not in excess of $22.00 nor less than $19.00 per Share), net to the seller in cash, without interest thereon, (the "Purchase Price") that it will pay for the Shares validly tendered pursuant to the Offer and not properly withdrawn, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the Purchase Price that will enable it to purchase 1,200,000 Shares validly tendered and not properly withdrawn (or such lesser number of Shares as is validly tendered at prices not in excess of $22.00 nor less than $19.00 net per Share) pursuant to the Offer. The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date (as defined in Section 1), upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and conditional tenders described below. The Company reserves the right, in its sole discretion, to purchase more than 1,200,000 Shares pursuant to the Offer. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders will be returned. Class B Common Stock will be returned to shareholders as Class B Common Stock, for any Shares tendered by such shareholder which are not accepted for payment.

  THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 7.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MAKING OF THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES. SEE
SECTION 12 FOR INFORMATION REGARDING THE INTENTIONS OF THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS WITH RESPECT TO TENDERING SHARES PURSUANT TO THE OFFER.

  If before the Expiration Date, more than 1,200,000 Shares are validly tendered at or below the Purchase Price and not properly withdrawn (or such greater number of Shares as the Company may elect to purchase), the Company will, upon the terms and subject to the conditions of the Offer, purchase Shares first from Odd Lot Owners (as defined in Section 2) who validly tender all their Shares at or below the Purchase Price and then on a pro-rata basis from all other shareholders who validly tender Shares at or below the Purchase Price (and do not properly withdraw them prior to the Expiration Date), other than shareholders who tender conditionally, and for whom the condition is not satisfied. If necessary to permit the Company to purchase 1,200,000 Shares, Shares conditionally tendered, for which the condition was not satisfied, at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, may be selected by random lot. The Company will return, at its own expense, all Shares not purchased in the Offer (including Class B Common Stock not converted into Shares) and including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration and conditional tenders.

  The Purchase Price will be paid net to the tendering shareholder in cash, without interest thereon, for all Shares purchased. Tendering shareholders who have Shares registered in their own name and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage commissions, solicitation fees to the Dealer Manager, Information Agent, or Depositary (each as defined below) or, subject to the Instructions to the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company pursuant to the Offer. Shareholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs or fees are applicable if shareholders tender Shares through the brokers or banks and not directly to the Depositary.

  ANY TENDERING SHAREHOLDER OR OTHER PAYEE, HOWEVER, WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL OR A FORM W-8 OBTAINED FROM THE DEPOSITARY (AS DEFINED BELOW) MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTIONS 3 AND 13. The Company will pay all charges and expenses of Credit Suisse First Boston Corporation (the "Dealer Manager"), Harris Trust and Savings Bank (the "Depositary") and Morrow & Co., Inc. (the "Information Agent") incurred in connection with the Offer. See Section 15.

  The Company anticipates that substantially all of the funds necessary to consummate the Offer will be provided from cash the Company has on hand, including the proceeds of the sale of substantially all the assets of the Company's wholly-owned subsidiary, Hirsh, as described herein, and from the use of the Company's $47,500,000 Revolving Line of Credit extended by Old Kent Bank ("Old Kent") (the "Credit Facility"), as described herein.

  The Company's Employees' Retirement Savings Plan holds Shares in accounts for participants thereunder. Participants may instruct Old Kent, as trustee of the trust that holds Shares for the Company's Employees' Retirement Savings Plan, to tender all or part of the Shares attributable to a participant's individual account under such plan (including fractional shares, if any) by following the instructions set forth in "Procedure for Tendering Shares-- Employees' Retirement Savings Plan" in Section 3.

  The Company's Dividend Reinvestment Plan (the "Dividend Reinvestment Plan") holds Shares for participants thereunder. Participants may instruct Harris Trust and Savings Bank, as administrator, for the Dividend Reinvestment Plan pursuant to the Letter of Transmittal, to tender all or part of the Shares attributable to the participant's individual account by following the instructions set forth in the "Procedure for Tendering Shares--Dividend Reinvestment Plan" in Section 3.

  The Company has been informed that the Administrative Committee of the Company's Profit Sharing Plan and the Administrative Committee of the Company's Pension Plan may direct the trustees of such plans to tender Shares in the Offer. As of August 28, 1998, these plans collectively owned approximately 304,000 shares of Common Stock and Class B Common Stock. Each Administrative Committee has informed the Company that they do not anticipate the trustee tendering more than 15 percent of its holdings, but the right to do so is reserved. It is the Company's understanding that the decision regarding whether to tender Shares will depend on the price range provided herein and general market conditions. Each of the above named administrative committees consist of William R. Dutmers, John E. Fallon, and Richard S. Knape, each of whom is a director of the Company.

  The Common Stock trades on the NASDAQ National Market System ("NASDAQ") under the ticker symbol "KNAP." See Section 8. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK. As of July 31, 1998, the Company had issued and outstanding 3,523,375 shares of Common Stock, having one vote per share, and 2,427,727 shares of Class B Common Stock, having ten votes per share. Each share of Class B Common Stock is convertible into one Share. The Class B Common Stock has no established trading market, however, it can be converted into Common Stock which is traded on NASDAQ. Shares of Common Stock and Class B Common Stock are to be delivered in the same manner for purposes of tendering Shares, except that Class B Common Stock cannot be delivered by book-entry delivery. See Section 3. The 1,200,000 Shares that the Company is offering to purchase represent approximately 34% of all outstanding Shares, or approximately 20% on a fully diluted basis (assuming conversion of all Class B Common Stock and the exercise of all outstanding stock options).

  The Company has declared a regular quarterly dividend of $.165 per share of Common Stock and $.15 per share of Class B Common Stock payable on September 4, 1998, to shareholders of record at the close of business on August 25, 1998. Shareholders of record at the close of business on August 25, 1998, who tender Shares pursuant to the Offer will receive this dividend.

                                   THE OFFER

1. NUMBER OF SHARES; PRORATION.

  Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) up to 1,200,000 Shares that are validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) at a net cash price, without interest thereon (determined in the manner set forth below) not in excess of $22.00 nor less than $19.00 net per Share. The later of 12:00 Midnight, New York City time, on Wednesday, September 30, 1998, or the latest time and date to which the Offer is extended, is referred to herein as the "Expiration Date." See Section 14 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. Subject to Section 2 below, if the Offer is oversubscribed, only Shares tendered at or below the Purchase Price prior to the Expiration Date will be eligible for proration. The proration period also expires on the Expiration Date.

  The Company reserves the right, in its sole discretion, to purchase more than 1,200,000 Shares pursuant to the Offer, but does not currently plan to do so. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. If (a) the Company increases or decreases the price to be paid for Shares, the Company increases or decreases the Dealer Manager's fee, the Company increases the number of Shares being sought by more than 2% of the outstanding Shares, or the Company decreases the number of Shares being sought and (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of such increase or decrease is first published, sent or given in the manner specified in Section 14, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

  The Company will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price taking into account the number of Shares validly tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will enable it to purchase 1,200,000 Shares validly tendered and not properly withdrawn (or such lesser number of Shares as is validly tendered and not properly withdrawn at prices not in excess of $22.00 nor less than $19.00 net per Share) pursuant to the Offer.

  THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 7.

  In accordance with Instruction 5 of the Letter of Transmittal, each shareholder who wishes to tender Shares must (a) specify the price (not in excess of $22.00 nor less than $19.00 net per Share) at which such shareholder is willing to have the Company purchase such Shares or (b) elect to have such shareholder's Shares purchased at a price determined by the Dutch Auction tender process, which could result in such Shares being purchased at the minimum price of $19.00 per Share. As promptly as practical following the Expiration Date, the Company will, in its sole discretion, determine the Purchase Price (not in excess of $22.00 nor less than $19.00 net per Share) that it will pay for Shares validly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. In determining the Purchase Price, all Shares tendered at the price determined by the Dutch Auction tender process will be considered tendered at the minimum price of $19.00 per Share. The Company will pay the Purchase Price for all Shares validly tendered prior to the Expiration Date at prices at or below the Purchase Price and not properly withdrawn, upon the terms and subject to the conditions of the Offer, including the proration and conditional tender provisions. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date. Class B Common Stock will be returned to shareholders as Class B Common Stock for any Shares tendered by such shareholder which are not accepted for payment.

  Priority. Upon terms and subject to the conditions of the Offer, if 1,200,000 or fewer Shares have been validly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, the Company will purchase all such Shares (including fractional Shares). Upon the terms and subject to the conditions of the Offer, if more than 1,200,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) have been validly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, the Company will purchase Shares in the following order of priority:

  (a) all Shares validly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date by any shareholder who owns beneficially or of record an aggregate of fewer than 100 Shares (excluding Shares attributable to individual accounts under the Employees' Retirement Savings Plan) (an "Odd Lot Owner"), and who validly tenders all of such Shares and completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery;

  (b) after purchase of all of the foregoing Shares, all Shares conditionally tendered in accordance with Section 6, for which the condition was satisfied without regard to the procedure set forth in clause (c) below, and all other Shares validly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares); and

  (c) if necessary to permit the Company to purchase 1,200,000 Shares, Shares conditionally tendered, for which the condition was initially not satisfied, at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, selected by random lot in accordance with Section 6.

  Proration. If proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each shareholder tendering Shares (other than Odd Lot Owners) will be based on the ratio of the number of Shares tendered by such shareholder to the total number of Shares tendered and not properly withdrawn by all shareholders (other than Odd Lot Owners) at or below the Purchase Price to determine the number of Shares (in certain cases rounded up to the nearest whole share) that will be purchased from each shareholder pursuant to the Offer. Although the Company does not expect to be able to announce the final results of such proration until approximately seven business days after the Expiration Date, preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information from the Dealer Manager or the Information Agent and may also be able to obtain such information from their brokers.

  As described in Section 13, the number of Shares that the Company will purchase from a shareholder may affect the U. S. federal income tax consequences to the shareholder and, therefore, may be relevant to a shareholder's decision whether to tender Shares. The Letter of Transmittal affords each tendering shareholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

  Copies of this Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of Shares and Class B Common Stock as of August 27, 1998, and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

  The Company also expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. See Section 14. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

2. TENDERS BY HOLDERS OF FEWER THAN 100 SHARES.

  Upon the terms and subject to the conditions of the Offer, all Shares validly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date by or on behalf of persons who each own beneficially or of record an aggregate of fewer than 100 Shares (excluding Shares attributable to individual accounts under the Company's Employees' Retirement Savings Plan) will be accepted before proration, if any, of the purchase of other tendered Shares. See Section 1. Partial tenders will not qualify for this preference, and it is not available to beneficial holders of 100 or more Shares in the aggregate (excluding Shares attributable to individual accounts under the Company's Employees' Retirement Savings Plan), even if such holders have separate stock certificates for fewer than 100 Shares. By accepting the Offer, a shareholder owning beneficially or of record fewer than 100 Shares (excluding Shares attributable to individual accounts under the Company's Employees' Retirement Savings Plan) who has Shares registered in such shareholder's own name and who tenders directly to the Depositary will avoid the payment of brokerage commissions and any applicable odd lot discount payable in a sale of such Shares.

  Any shareholder wishing to tender all of his Shares pursuant to this Section should complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, and must properly indicate in the section entitled "Price (In Dollars) per Share at which Shares Are Being Tendered" in the Letter of Transmittal the price at which such Shares are being tendered or may elect to have such shareholder's Shares (excluding Shares attributable to individual accounts under the Company's Employees' Retirement Savings Plan) purchased at the Purchase Price determined by the Dutch Auction process.

  As of July 31, 1998, there were 1,887 holders of record of Shares and 217 holders of record of Class B Common Stock. Approximately 57% of these holders of record held individually fewer than 100 Shares and held in the aggregate approximately 20,479 Shares. Because of the large number of Shares held in the names of brokers and nominees, the Company is unable to estimate the exact number of beneficial owners of fewer than 100 Shares or the aggregate numbers owned.

  The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any shareholder who tendered any Shares beneficially owned at or below the Purchase Price and who, as a result of proration, would then beneficially or of record own an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase in the Offer by the number of Shares purchased through the exercise of such right.

3. PROCEDURE FOR TENDERING SHARES.

  To tender Shares validly pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) in accordance with the Instructions of the Letter of Transmittal, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) certificates for shares of Common Stock or shares of Class B Common Stock must be received by the Depositary at one of such addresses or (ii) such shares of Common Stock must be delivered pursuant to the procedures for book entry transfer described below (and a confirmation of such delivery received by the Depositary, including an Agent"s Message (as defined below) if the tendering shareholder has not delivered a

Letter of Transmittal) or pursuant to ATOP (as defined below)), in each case prior to the Expiration Date, or (b) the holder of Shares to be tendered must comply with the guaranteed delivery procedure described below.

  The term "Agent's Message" means a message, transmitted by the Book Entry Transfer Facility (as defined below) to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that the Book Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

  IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, IN ORDER TO TENDER SHARES PURSUANT TO THE OFFER, A SHAREHOLDER MUST EITHER (A) CHECK THE BOX IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION" OR (B) CHECK ONE OF THE BOXES IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER."

  A SHAREHOLDER WHO WISHES TO MAXIMIZE THE CHANCE THAT HIS OR HER SHARES WILL BE PURCHASED AT THE RELEVANT PURCHASE PRICE SHOULD CHECK THE BOX ON THE LETTER OF TRANSMITTAL MARKED, "SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION." NOTE THAT THIS ELECTION COULD RESULT IN SUCH SHAREHOLDER'S SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $19.00 PER SHARE. A SHAREHOLDER WHO WISHES TO INDICATE A SPECIFIC PRICE (IN MULTIPLES OF $.125) AT WHICH HIS OR HER SHARES ARE BEING TENDERED MUST CHECK A BOX UNDER THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY THE SHAREHOLDER" OF THE LETTER OF TRANSMITTAL IN THE TABLE LABELED "PRICE (IN DOLLARS) AT WHICH SHARES ARE BEING TENDERED." A SHAREHOLDER WHO WISHES TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE SEPARATE LETTERS OF TRANSMITTAL FOR EACH PRICE AT WHICH SUCH SHARES ARE BEING TENDERED. THE SAME SHARES CANNOT BE TENDERED AT MORE THAN ONE PRICE.

  A TENDER OF SHARES WILL BE PROPER IF, AND ONLY IF, ON THE APPROPRIATE LETTER OF TRANSMITTAL EITHER THE BOX IN THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION" OR ONE OF THE BOXES IN THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER" IS CHECKED.

  Odd Lot Owners who tender Shares must complete the Section entitled "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Owners as set forth in Section 2.

  Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (referred to as the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. Although delivery of Shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), together with any required signature guarantees, or an Agent's Message, or in the case of a tender through the Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP"), the specific acknowledgment, in each case together with any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed deliver procedure described below. The confirmation of a book-entry transfer of Common Stock into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF THE LETTER OF TRANSMITTAL

AND ANY OTHER REQUIRED DOCUMENT TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. Class B Common Stock may not be delivered by means of book-entry delivery.

  The Participants in the Book-Entry Transfer Facility may tender Shares in accordance with ATOP, to the extent it is available to such participants for the Shares they wish to tender. A shareholder tendering through ATOP must expressly acknowledge that the shareholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against such shareholder.

  Signature Guarantees and Method of Delivery. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations, or brokerage houses) that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the Shares (which term for purposes of this section includes any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the holder of the Shares) tendered therewith and payment and delivery are to be made directly to such registered holders, or (b) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 6 of the Letter of Transmittal. In all other cases, signatures must be guaranteed by an Eligible Institution. If a certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Common Stock or Class B Common Stock is to be returned, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with signature on the certificate or stock power guaranteed by an Eligible Institution. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for Common Stock or Class B Common Stock (or a timely confirmation of a book-entry transfer of such Common Stock into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or an Agent's Message in connection with a book-entry transfer, or a proper tender through ATOP, together with any other documents required by the Letter of Transmittal.

  THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF A DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and cannot deliver certificates for Common Stock or Class B Common Stock and all other required documents to the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be complied with in a timely manner, such Shares may nevertheless be tendered if all of the following conditions are met:

  (a) such tender is made by or through an Eligible Institution;

  (b) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided with this Offer to Purchase (with any required signature guarantees) indicating the price at which Shares are being tendered is received by the Depositary as provided below prior to the Expiration Date; and

  (c) the certificates in proper form for transfer (or a confirmation of a book-entry of such Shares into the Depositary's account at the Book-Entry Transfer Facility or a proper tender through ATOP), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any required signature guarantees (or, in the case of book-entry transfer, an Agent's Message or, in the case of a tender through ATOP, the specific acknowledgment) and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., New York City time, on the third NASDAQ trading day after the Depositary receives the Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

  Backup Federal Income Tax Withholding. To avoid federal income tax backup withholding equal to 31% of the gross payments made pursuant to the Offer, each shareholder must notify the Depositary of such shareholder's correct taxpayer identification number and provide certain other information by properly completing the substitute Form W-9 included in the Letter of Transmittal. Foreign shareholders (as defined in section 13) are required to submit a properly completed Form W-8, certifying the shareholder's exempt status, in order to avoid backup withholding. In addition, foreign shareholders may be subject to 30% (or lower treaty rate) withholding on gross payments received pursuant to the Offer (as discussed in section 13). For a discussion of certain federal income tax consequences to tendering shareholders, see section 13. Each shareholder is urged to consult with his or her own tax advisor.

  Class B Common Stock. The Company has outstanding Class B Common Stock. Class B Common Stock is not subject to the Offer; however, each share of Class B Common Stock is convertible into one share of Common Stock. Holders of Class B Common Stock can participate in the Offer by tendering a number of Shares into which their Class B Common Stock is convertible. In order to participate in the Offer, holders of Class B Common Stock must guarantee their delivery of Shares by delivering Class B Common Stock in the same manner as Common Stock is to be delivered pursuant to the Offer, except that Class B Common Stock cannot be delivered by book-entry delivery. Class B Common Stock will be automatically converted to Common Stock upon acceptance for payment of the Shares tendered. Any Class B Common Stock delivered relating to Shares tendered but not accepted for payment pursuant to the Offer will be returned as Class B Common Stock.

  Stock Options. Stock options are not subject to the Offer, except to the extent provided in Rule 14e-4 under the Exchange Act. Any holder of stock options may participate in the Offer by converting their stock options into Shares which may then be tendered pursuant to the terms and subject to the conditions of the Offer. Holders of stock options are urged to consult their tax advisors since conversion to Shares can create negative tax consequences.

  Employees' Retirement Savings Plan. As of August 31, 1998, the Employees' Retirement Savings Plan held approximately 8,500 Shares, all of which were attributable to the individual accounts of the plan's participants. Such Shares will, subject to the limitations of the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations thereunder, be tendered (or not tendered) in accordance with the instructions of participants to Old Kent. Shares for which instructions are not received from participants will not be tendered. Old Kent will make available to participants whose Shares are attributable to individual accounts under the Employees' Retirement Savings Plan all documents furnished to shareholders generally in connection with the Offer. Each such participant will also receive a "Direction Form" (defined below) upon which the participant may instruct Old Kent regarding the Offer. Each participant may direct that some, all, or none of the Shares attributable to such participant's account under the Employees' Retirement Savings Plan (including fractional Shares, if any) be tendered. Each participant may also direct (a) the price at which such Shares are to be tendered or (b) that the price be determined by the Dutch Auction tender process. Old Kent will provide additional information in a separate letter with respect to the application of the Offer to participants in the Employees' Retirement Savings Plan. Participants in such plan may not use the Letter of Transmittal to direct the tender of Shares attributable to their individual accounts, but must use the Employees' Retirement Savings Direction Form (the "Direction Form") sent to them. Participants in the Employees' Retirement Savings Plan are urged to read the Direction Form and related materials carefully. Although the Offer is not scheduled to expire until 12:00 Midnight, New York City time, on September 30, 1998, unless extended, participants in the Employees' Retirement Savings Plan must return their Direction Forms to Harris Trust and Savings Bank, as agent for Old Kent, so it is received by Harris Trust and Savings Bank no later than 5:00 p.m., New York City time, on Friday, September 25, 1998, unless extended. Any Shares acquired by the Employees' Retirement Savings Plan after a Direction Form has been received by Harris Trust and Savings Bank will be tendered in the same proportion as the Shares you tender pursuant to the Direction Form.

  All proceeds received by Old Kent on account of Shares purchased from the Employees' Retirement Savings Plan will be invested initially in money market funds. Such proceeds will be reinvested as soon as administratively practical, which may not be until January 1, 1999, in accordance with the tendering participant's investment election in effect on the date of reinvestment, excluding any allocation to the fund that invests in Shares. PARTICIPANTS IN THE EMPLOYEES' RETIREMENT SAVINGS PLAN ARE URGED TO READ ALL OF THE MATERIALS RELATED TO THE OFFER CAREFULLY.

  Dividend Reinvestment Plan. As of August 31, 1998, the Dividend Reinvestment Plan held 57,242 Shares, all of which were attributable to the individual accounts of the Dividend Reinvestment Plan participants (collectively referred to in this section as "Participants"). Such Shares will be tendered (or not tendered) by Harris Trust and Savings Bank, as administrator of the Dividend Reinvestment Plan (the "Administrator"), according to the instructions of Participants provided to the Administrator. Shares for which the Administrator has not received timely instructions from Participants will not be tendered. The Administrator will make available to the Participants in the Dividend Reinvestment Plan all documents furnished to shareholders generally in connection with the Offer. Because the Depositary for the Offer also acts as Administrator of the Dividend Reinvestment Plan, Participants in the Dividend Reinvestment Plan may use the Letter of Transmittal to instruct the Administrator regarding the Offer by completing the box entitled "Dividend Reinvestment Plan Shares" on the Letter of Transmittal. Each Participant may direct that all, some, or none of the Shares attributable to such Participant's account under the Dividend Reinvestment Plan (including fractional Shares, if any) be tendered and the price at which such Shares are to be tendered or that such Shares are to be tendered at the Purchase Price determined by the Dutch Auction tender process. Shares held by the Administrator pending allocation in the Dividend Reinvestment Plan shall be tendered by the Administrator in the same proportion as those Shares with respect to which the Administrator has received instructions from Participants are tendered. PARTICIPANTS IN THE DIVIDEND REINVESTMENT PLAN ARE URGED TO READ THE LETTER OF TRANSMITTAL AND RELATED MATERIALS CAREFULLY.

  Tendering Shareholder's Representations and Warranties; Company's Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act, for a person acting alone, or in concert with others, directly or indirectly, to tender Shares for his or her own account unless the person so tendering has a "net long position" equal to or greater than the amount of (a) Shares tendered or (b) other securities immediately convertible into, exercisable or exchangeable for the amount of Shares tendered and, upon acceptance of the tender, will acquire such Shares for tender by conversion, exercise, or exchange of such other securities and will cause such Shares to be delivered in accordance with the terms of the Offer. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's representation and warranty that (a) such shareholder has a "net long position" in the Shares being tendered or an equivalent security within the meaning of Rule 14e-4 promulgated under the Exchange Act, and (b) the tender of such Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer. Delivery of Class B Common Stock pursuant to the Offer will constitute an equivalent security within the meaning of Rule 14e-4.

  Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the Purchase Price, the form of documents, and the validity, eligibility (including time of receipt), and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of or payment for Shares that may, in the opinion of the Company's counsel, be unlawful. The Company reserves the absolute right to waive any defect or irregularity in any tender of Shares. None of the Company, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

  Return of Unpurchased Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased Shares will be returned (including Class B Common Stock as Class B Common Stock) as promptly as practical after the expiration or termination of the offer or in the case of Shares tendered by book-entry delivery at the Book-Entry Transfer Facility such Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to such shareholder.

  CERTIFICATES FOR COMMON STOCK OR CLASS B COMMON STOCK, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED

BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

4. WITHDRAWAL RIGHTS.

  Tenders of Shares made pursuant to the Offer may be properly withdrawn at any time prior to the Expiration Date. Thereafter, such tenders and deliveries are irrevocable, except that they may be properly withdrawn after October 30, 1998, unless theretofore accepted for payment as provided in this Offer to Purchase. If the Company extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares, or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, on behalf of the Company, retain all certificates delivered, and the Shares tendered may not be properly withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer.

  To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be properly withdrawn, the number tendered, the number to be properly withdrawn, and the name of the registered holder if different from that of the person who tendered. If the certificates have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such certificates. In addition, such notice must specify the serial numbers shown on the particular certificates or, in the case of Common Stock delivered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the properly withdrawn Shares. Withdrawals may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Properly withdrawn Shares may, however, be re-tendered or re-delivered by again following any of the procedures described in Section 3 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5. ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE.

  Upon the terms and subject to the conditions of the Offer, and as promptly as practicable after the Expiration Date, the Company will determine the single per Share Purchase Price, taking into account the number of Shares tendered and the prices specified by tendering shareholders, announce the Purchase Price, and will (subject to the proration and conditional tender provisions of the Offer) accept for payment and pay for Shares validly tendered at or below the Purchase Price and not properly withdrawn as soon as practical after the Expiration Date. If shares of Class B Common Stock have been delivered pursuant to the Offer and the Shares related thereto have been accepted for payment, the Class B Common Stock shall be automatically converted into Common Stock. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased), subject to proration and conditional tender provisions of the Offer, Shares that are validly tendered at or below the Purchase Price and not properly withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration or conditional tenders), but only after timely receipt by the Depositary of certificates (or a timely Book-Entry Confirmation of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), or, in the case of a Book-Entry Transfer, an Agent's Message, or in the case of a tender through ATOP, the specific acknowledgment, in each case together with any other required documents.

  The Company will pay for Shares that it has purchased pursuant to the Offer by depositing the Purchase Price therefor with the Depositary. The Depositary will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to tendering shareholders. Under no circumstances will interest be paid on amounts to be paid to tendering shareholders, regardless of any delay in making such payment.

  Certificates for all Common Stock not purchased and Class B Common Stock not converted into Common Stock will be returned (or, in the case of Shares tendered by book-entry transfer, the Common Stock to which they related will be credited to an account maintained with the Book-Entry Transfer Facility) as promptly as practicable without expense to the tendering or delivering shareholder.

  Payment for Shares may be delayed in the event of difficulty in determining the number of Shares properly tendered or if proration is required. See
Section 1. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

  The Company will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or Common Stock and Class B Common Stock to be returned are to be registered in the name of, any person other than the registered holder, or if Common Stock and Class B Common Stock to be returned is registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder, such other person, or otherwise) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 7 to the Letter of Transmittal.

  ANY TENDERING OR DELIVERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL OR A FORM W-8 OBTAINED FROM THE DEPOSITARY MAY BE SUBJECT TO REQUIRED BACK-UP U.S. FEDERAL INCOME TAX WITHHOLDING AT 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3.

6. CONDITIONAL TENDER OF SHARES.

  Under certain circumstances and subject to the exceptions set forth in
Section 1, the Company may prorate the number of Shares purchased pursuant to the Offer. As discussed in Section 13, the number of Shares to be purchased from a particular shareholder might affect the tax treatment of such purchase to such shareholder and such shareholder's decision whether to tender. EACH SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of such holder's Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any such Shares so tendered are purchased, and any shareholder desiring to make such a conditional tender must so indicate in the box captioned "Conditional Tender" in such Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery.

  Any tendering or delivering shareholders wishing to make a conditional tender or delivery must calculate and appropriately indicate such minimum number of Shares. If the effect of accepting tenders on a pro rata basis would be to reduce the number of Shares to be purchased from any shareholder (tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery) below the minimum number so specified, such tender will automatically be regarded as properly withdrawn (except as provided in the next paragraph) and all Common Stock and Class B Common Stock delivered by such shareholder pursuant to such Letter of Transmittal or Notice of Guaranteed Delivery will be returned as promptly as practicable thereafter.

  If conditional tenders or deliveries would otherwise be so regarded as properly withdrawn and would cause the total number of Shares to be purchased to fall below 1,200,000, then, to the extent feasible, the Company will select enough of such conditional tenders or deliveries that would otherwise have been so properly withdrawn to permit the Company to purchase 1,200,000 Shares. In selecting among such conditional tenders or deliveries, the Company will select by random lot and will limit its purchase in each case to the designated minimum number of Shares to be purchased.

7. CERTAIN CONDITIONS OF THE OFFER.

  Notwithstanding any other provision of the Offer, the Company will not be required to accept for payment or pay for any Shares tendered, and may terminate or amend the Offer and may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of Shares) the acceptance for payment of Shares tendered, if at any time after September 2, 1998, and at or before acceptance for payment of any Shares any of the following events have been determined by the Company to have occurred:

  (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory, or administrative agency, or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the acquisition of shares pursuant to the Offer or otherwise in any manner relates to or affects the Offer or (ii) in the sole judgment of the Company, could materially and adversely affect the business, condition (financial or other), income, operations, or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company;

  (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any legislative body, court, authority, agency, or tribunal which, in the Company's sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares,
(iii) materially impair the contemplated benefits of the Offer to the Company or (iv) materially affect the business, condition (financial or other), income, operations, or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

  (c) it shall have been publicly disclosed or the Company shall have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or 13G on file with the Commission on September 1, 1998) or (ii) any such person or group that prior to September 1, 1998, had filed such a Schedule with the Commission thereafter shall have acquired or shall propose to acquire whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional Shares representing 2% or more of the outstanding Shares;

  (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any significant decline in the market price of the Shares, (iii) any change in the general political, market, economic, or financial condition in the United States or abroad that could have a material adverse effect on the Company's business, condition (financial or other), income, operations, prospects, or ability to obtain financing generally or the trading in the Shares, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in the Company's sole judgment, might affect, the extension of credit by lending institutions in the United States,
(v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Company's sole judgment, a material acceleration or worsening thereof;

  (e) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger, acquisition or other business combination proposal for the Company, shall have been proposed, announced or made by another person;

  (f) there shall have occurred any event or events that have resulted, or may in the sole judgment of the Company result, in an actual or threatened change in the business, condition (financial or other), income, operations, stock ownership or prospects of the Company and its subsidiaries, taken as a whole; or

  (g) there shall have occurred any decline in NASDAQ at the close of business on September 30, 1998, by an amount in excess of 10% measured from the close of business on September 1, 1998;

and, in the sole judgment of the Company, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment or payment.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and any such condition may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.


8. PRICE RANGE OF SHARES; DIVIDENDS.

  The Common Stock is traded on NASDAQ. There is no established market for Class B Common Stock, except that it can be converted into Common Stock on a one-for-one basis. The following table sets forth the high and low bid prices of the Common Stock on NASDAQ and the cash dividends for the Common Stock and Class B Common Stock for the Company's fiscal quarters indicated.

                                  BID PRICE
                                -------------
                                 HIGH   LOW       CASH DIVIDENDS PER SHARE
                                ------ ------ ---------------------------------
                                COMMON STOCK  COMMON STOCK CLASS B COMMON STOCK
                                ------------- ------------ --------------------
Fiscal 1997
 1st Quarter................... $16.88 $12.25    $.165             $.15
 2nd Quarter................... $17.03 $14.25    $.165             $.15
 3rd Quarter................... $18.50 $15.50    $.165             $.15
 4th Quarter................... $17.00 $14.75    $.165             $.15
Fiscal 1998
 1st Quarter................... $18.50 $15.88    $.165             $.15
 2nd Quarter................... $22.75 $18.50    $.165             $.15
 3rd Quarter................... $23.00 $20.00    $.165             $.15
 4th Quarter................... $24.75 $21.25    $.165             $.15
Fiscal 1999
 1st Quarter (through August
  31, 1998).................... $22.75 $16.88    $.165             $.15

  On August 31, 1998, the last full NASDAQ trading day prior to the announcement of the Offer, the last reported sale price of the Common Stock on NASDAQ was $19.125 per share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK.

  The Company has declared a regular quarterly dividend of $.165 per share of Common Stock and $.15 per share of Class B Common Stock payable on September 4, 1998, to shareholders of record on August 25, 1998. Shareholders of record on August 25, 1998, who tender Shares pursuant to the Offer will receive this dividend.

9. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

  The Company recently announced that it is implementing a comprehensive new financial strategy. This new financial strategy makes greater use of financial leverage and changes the way the Company will distribute cash to shareholders. It is intended to provide a more balanced capital structure consistent with the Company's goal of maximizing Economic Value Added ("EVA"). Stern Stewart & Company acted as the Company's financial advisor in developing the new financial strategy and previously worked with the Company to implement EVA. EVA is a financial measure designed to encourage management to focus on the most important elements that generate cash profits and long-term value. EVA is the after-tax operating profits that remain after subtracting the cost of capital employed to generate that profit. The strategy consists of three principal elements that include (a) this Offer; (b) the intended substitution of quarterly stock dividends in place of quarterly cash dividends (along with the intention to adopt a stock dividend sale plan); and (c) additional offers, open market or negotiated repurchases.

  The Company believes that consummation of the Offer will have a positive impact on EVA. The Company also believes that upon consummation of the Offer, the Company will have a more efficient capital structure and the Company will still have sufficient cash flow as well as access to other sources of capital in order to fund its working capital and other needs. The Offer will afford to shareholders who are considering the sale of all or a portion of their Common Stock or Class B Common Stock the opportunity to determine the price at which they are willing to sell their Shares and, in the event they tender their Shares directly to the Depositary and the Company accepts such Shares for purchase, to dispose of Shares without the usual transaction costs associated with a market sale. The Offer will also allow qualifying shareholders owning beneficially fewer than 100 Shares (excluding Shares attributable to the individual accounts under the Employees' Retirement Savings Plan) to avoid not only the payment of brokerage commissions but also any applicable odd lot discount payable on a sale of Shares. Correspondingly, the costs to the Company for servicing the accounts of odd lot holders will be reduced. See
Section 2.

  Shareholders who decide not to accept the Offer will obtain a proportionate increase in their ownership interest in the Company. After consummation of the Offer, increases or decreases in net income will likely be reflected in greater increases or decreases in earnings per share on a fully diluted basis than is presently the case because of the smaller number of Shares outstanding.

  It is intended that quarterly cash dividends will be replaced with quarterly stock dividends, having a market value approximately equivalent to cash dividends that might otherwise have been paid. The Company also intends to adopt a stock dividend sale plan that will provide shareholders the opportunity to have their stock dividends sold through a brokerage firm and have the cash proceeds of the sale distributed to them. Unlike Shares tendered pursuant to the Offer directly to the Depositary, stock sold under the terms and conditions of the stock dividend sale plan will be subject to customary brokerage fees. More details on the intention to replace cash dividends with stock dividends and the stock dividend sale plan will be announced in the Company's second quarter of fiscal year 1999. Currently holders of Common Stock are paid a cash dividend that is 10% greater than the cash dividend paid to holders of Class B Common Stock. This dividend preference to holders of Common Stock applies only to cash dividends.

  Finally, the Company may, in the future, decide to purchase additional stock on the open market, in privately negotiated transactions, through one or more tender offers, or otherwise. The Board of Directors has authorized the repurchase of up to 1,350,000 shares of Common Stock or Class B Common Stock, whether in this Offer, other offers, in the open market or in negotiated transactions. Any such purchases may be on the same terms or on terms which are more or less favorable to shareholders than the terms of the Offer. Rule 13e-4 under the Exchange Act, however, prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any future purchases of stock by the Company would depend on many factors, including the market price of the stock, the Company's business and financial position, and general economic and market conditions.

  Shares that the Company acquires pursuant to the Offer will become authorized but unissued shares of Common Stock and will be available for issuance by the Company without further shareholder action (except as may be required by applicable law or the rules of any securities exchanges or over-the-counter market on which the Common Stock is listed). The stock acquired by the Company in the Offer could be issued without shareholder approval for, among other things, acquisitions, the raising of additional capital for use in the Company's business, stock dividends, or in connection with employee stock, stock option and other plans, or a combination thereof. The Company has no current plans for issuance of any stock it may acquire pursuant to the Offer or any other authorized but unissued stock, except for issuance under its stock option plans and the proposed plan to pay quarterly stock dividends.

  As of July 31, 1998, the Company had issued and outstanding 3,523,375 shares of Common Stock and 2,427,727 shares of Class B Common Stock. The 1,200,000 Shares that the Company is offering to purchase represent approximately 20% of the Shares outstanding on a fully diluted basis after conversion of Class B Common Stock and exercise of all outstanding stock options. As of July 31, 1998, all directors and executive officers of the Company as a group owned beneficially an aggregate of 878,262 Shares or 14.76% (on a fully diluted basis after conversion of Class B Common Stock and including an aggregate of 65,976 Shares that may be acquired pursuant to the exercise of outstanding stock options exercisable within 60 days of the date thereof). The Company has been advised that no directors and/or executive officers will tender Shares pursuant to the Offer, with the possible exception of Raymond E. Knape, John
E. Fallon, and Richard C. Simkins. If the Company purchases 1,200,000 Shares pursuant to the Offer and no director or executive officer of the Company tenders Shares, the percentage of outstanding Shares owned beneficially by all of the Company's directors and executive officers as a group would increase to approximately 18.49% of the Shares then outstanding on a fully diluted basis after conversion of Class B Common Stock and exercise of all outstanding stock options. That percentage will be less if Raymond E. Knape, John E. Fallon, and Richard C. Simkins tender Shares pursuant to the Offer. Mr. Knape, formerly the Chief Executive Officer of the Company, intends to tender up to approximately 55% of the Shares (or equivalent securities) he currently owns. The Company understands that Mr. Knape intends to tender up to 70,000 Shares (including Shares represented by up to 30,000 shares of Common Stock and up to 40,000 shares of Class B Common Stock). Mr. Simkins, formerly the Chief Financial Officer of the Company, has not indicated how many, if any, Shares he may tender. Mr. Simkins is the beneficial owner of approximately 34,500 Shares (including options which are currently exercisable). Mr. Fallon has indicated that he intends to tender up to 10,000 Shares (approximately 10% of the Shares or equivalent securities owned by him).

  Except as disclosed in this Offer to Purchase, the Company has no plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries other than as discussed in Section 10; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries other than as discussed in Section 10; (d) any change in the present Board of Directors or management of the Company other than as discussed in Section 10;
(e) any material change in indebtedness or capitalization of the Company other than as discussed in Sections 10 and 11; (f) any other material change in the Company's corporate structure or business; (g) any change in the Company's Articles of Incorporation or Bylaws or any actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company being removed from NASDAQ; (i) a class of equity security of the Company's becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

  The Company's purchase of Shares pursuant to the Offer will reduce the number of shares of Common Stock that might otherwise trade publicly and is likely to reduce the number of shareholders. Nonetheless, the Company believes that there will still be a sufficient number of shares of Common Stock outstanding and publicly traded to ensure a reasonable trading market in the Common Stock. No assurances, however, can be given that sufficient publicly traded Common Stock will be available following the Offer to provide a reasonable trading market. Based on the published guidelines of NASDAQ, the Company does not believe that its purchases of Shares pursuant to the Offer will cause removal of the Common Stock from NASDAQ.

  The Common Stock is currently a "margin security" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Stock.

The Company believes that, following the purchase of Shares pursuant to the Offer, the Common Stock will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

  In addition, shares of Common Stock are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company believes that its purchases of Shares pursuant to the Offer will not result in the Common Stock being eligible for deregistration under the Exchange Act.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MAKING OF THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY
RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE.

10. CERTAIN INFORMATION CONCERNING THE COMPANY.

  The Company together with its subsidiaries is engaged primarily in the design, manufacture, and marketing of storage products, which serve the consumer, contract builder, hardware, and original equipment manufacturer markets. The Company was incorporated in Michigan in 1906, reorganized in Delaware in 1961, and reorganized in Michigan in 1985. The Company's main plant and corporate offices are located at 2700 Oak Industrial Dr., N.E., Grand Rapids, Michigan 49505, and its telephone number is (616) 459-3311.

 Recent Developments

  Hirsh. On August 31, 1998, the Company signed a definitive agreement to sell substantially all of the assets of its wholly-owned subsidiary, Hirsh, to Steelworks, Inc. In addition, the Company has entered into a definitive agreement for the sale of the stock of Hirsh. Hirsh manufactures free standing steel shelving systems, workshop items, closet storage systems, and other storage products. Hirsh has not met the Company's profitability expectations due in large part to the inability to achieve certain synergies that were expected. Total proceeds from these transactions are expected to be approximately $18,600,000 before taxes and expenses of the transactions and approximately $15,900,000 after such taxes and expenses. A loss on these transactions of $12,800,000 (after tax) or $2.15 per diluted Share has been incurred. The sale reflects the Company's desire to enhance its corporate profit margins and remain focused on its core drawer slide, kitchen and bath storage, and wall attached shelving products.

  Quarterly Stock Dividends. As noted earlier, the Company intends to replace its quarterly cash dividends with quarterly stock dividends and to implement a stock dividend sale plan in the Company's second quarter of fiscal year 1999. The stock dividend sale plan will provide shareholders the opportunity to sell their stock dividends through a brokerage firm, with per Share commissions being paid by the shareholders who sell under such plan. If this plan is implemented, the Dividend Reinvestment Plan will be discontinued.

  Additional Purchases by the Company. As noted earlier, the Company may, in the future, decide to purchase additional stock on the open market, in privately negotiated transactions, through one or more tender offers, or otherwise. The Board of Directors has currently authorized the repurchase of up to 1,350,000 Shares or shares of Class B Common Stock, including Shares that are purchased pursuant to the Offer.

  Chief Financial Officer and Treasurer. Richard C. Simkins, a director and the Company's Executive Vice President, Chief Financial Officer, Secretary, and Treasurer, resigned his positions as the Company's Chief Financial Officer and Treasurer on August 21, 1998. He will continue as a director until this year's annual meeting in October and remain as an Executive Vice President of the Company until December 31, 1998. Jack D. Poindexter, formerly the Assistant Treasurer, Director of Tax and Internal Audit, will replace Mr. Simkins as Chief Financial Officer and Treasurer.

 Summary Historical and Pro Forma Financial Information

  The following summary historical consolidated financial information and notes to summary historical consolidated financial information as of and for the years ended June 30, 1998 and 1997 was derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended June 30, 1998 (the "Company's 1998 Annual Report"), which is incorporated herein by reference, and other information and data contained in the Company's 1998 Annual Report. The following summary historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, the audited financial statements and related notes, and other information pertaining to the Company, including "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained in the Annual Report on Form 10-K for the year ended June 30, 1998 referred to above.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        YEARS ENDED JUNE 30,
                                                        ----------------------
                                                           1998        1997
                                                        ----------  ----------
INCOME STATEMENT INFORMATION:
Net sales.............................................. $  181,633  $  176,630
Income (loss) from continuing operations before income
 taxes.................................................     (4,438)     12,589
Income (loss) from continuing operations...............     (8,369)      8,325
Loss from discontinued operations......................     (1,368)       (472)
Net income (loss)...................................... $   (9,737) $    7,854
Basic earnings per share:
  Weighted average shares outstanding..................  5,920,380   5,889,420
  Income (loss) from continuing operations............. $    (1.41) $     1.41
  Loss from discontinued operations....................      (0.23)      (0.08)
    Net income (loss).................................. $    (1.64) $     1.33
Diluted earnings per share:
  Weighted average shares outstanding..................  5,954,713   5,903,237
  Income (loss) from continuing operations............. $    (1.41) $     1.41
  Loss from discontinued operations....................      (0.23)      (0.08)
    Net income (loss).................................. $    (1.64) $     1.33
Ratio of income from continuing operations to fixed
 charges...............................................         -         6.28
BALANCE SHEET INFORMATION:
Working capital........................................ $   38,276  $   39,266
Total assets...........................................    104,033     125,742
Total debt.............................................      9,700      29,000
Total liabilities......................................     42,276      52,281
Stockholders' equity...................................     61,757      73,460
Book value per common share............................ $    10.40  $    12.44

        NOTES TO SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                          (IN ACTUAL DOLLAR AMOUNTS)

(1) In 1998, the Company recognized a $12,800,000 (after tax) impairment of assets charge related to the sale of Hirsh as well as a $3,392,276 (after tax) restructuring charge related to the sale of substantially all of the assets of Knape & Vogt Canada.

   Due to a change in the treatment of cumulative foreign translation adjustment, the restructuring charge for the third quarter of fiscal 1998 was increased by $1,605,305 resulting in the total restructuring charge of $3,392,276, discussed above.

(2) The ratios of income from continuing operations to fixed charges were computed by dividing income from continuing operations before fixed charges and income taxes by fixed charges from continuing operations. Fixed charges from continuing operations consist of interest expense and the interest portion of operating lease expense. Earnings from continuing operations were inadequate to cover fixed charges by approximately $4,439,000 for the year ended June 30, 1998.

 Summary Unaudited Pro Forma Consolidated Financial Information

  The following summary unaudited pro forma consolidated financial information gives effect to the sale of Hirsh and the purchase of Shares pursuant to the Offer, based on certain assumptions described in the Notes to Summary Unaudited Pro Forma Consolidated Financial Information as if they had occurred on July 1, 1997, with respect to income statement information, and on June 30, 1998, with respect to balance sheet information. The summary unaudited pro forma consolidated financial information should be read in conjunction with the summary historical consolidated financial information and does not purport to be indicative of the results that would actually have been obtained, or results that may be obtained in the future, or the financial condition that would have resulted had the purchase of the Shares pursuant to the Offer been completed at the dates indicated.

        SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                YEAR ENDED JUNE 30 1998
                                            ----------------------------------
                                                              PRO FORMA
                                                        ----------------------
                                                               ASSUMED
                                                           PURCHASE PRICE
                                                        ----------------------
                                                           $19         $22
                                              ACTUAL    PER SHARE   PER SHARE
                                            ----------  ----------  ----------
INCOME STATEMENT INFORMATION:
Net sales.................................. $  181,633  $  145,998  $  145,998
Income (loss) from continuing operations
 before income taxes.......................     (4,438)      6,963       6,729
Income (loss) from continuing operations...     (8,369)      4,317       4,163
Loss from discontinued operations..........     (1,368)     (1,368)     (1,368)
Net income (loss).......................... $   (9,737) $    2,949  $    2,795
Basic earnings per share:
 Weighted average shares outstanding.......  5,920,380   4,720,380   4,720,380
 Income (loss) from continuing operations.. $    (1.41) $     0.91  $     0.88
 Loss from discontinued operations.........      (0.23)      (0.29)      (0.29)
   Net income (loss)....................... $    (1.64) $     0.62  $     0.59
Diluted earnings per share:
 Weighted average shares outstanding.......  5,954,713   4,754,713   4,754,713
 Income (loss) from continuing operations.. $    (1.41) $     0.91  $     0.88
 Loss from discontinued operations.........      (0.23)      (0.29)      (0.29)
   Net income (loss)....................... $    (1.64) $     0.62  $     0.59
Ratio of income from continuing operations
 to fixed charges..........................        --         4.63        4.13
BALANCE SHEET INFORMATION:
Working capital............................ $   38,276  $   18,376  $   18,376
Total assets...............................    104,033      76,773      76,773
Total debt.................................      9,700      13,000      16,600
Total liabilities..........................     42,276      38,217      41,817
Stockholders' equity.......................     61,757      38,557      34,957
Book value per common share................ $    10.40  $     8.14  $     7.38

    NOTES TO SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                          (IN ACTUAL DOLLAR AMOUNTS)

  The following assumptions were made in presenting the summary historical and pro forma financial information.
(1) The pro forma consolidated financial information assumes 1,200,000 Shares are purchased at $19 per Share and $22 per Share from a portion of the proceeds received from the sale of Hirsh, which closed on September 1, 1998. The sale was assumed to have occurred at the beginning of the period presented. The remaining purchase of shares are assumed to be financed with borrowings under the existing Credit Facility. The assumed interest rate used in the pro forma on the existing Credit Facility was 6.5%.
(2) In 1998, the Company recognized a $12,800,000 (after tax) impairment of assets charge related to the sale of Hirsh. The impairment of assets charge has been eliminated from income (loss) from continuing operations for 1998. The net loss from operations and the assets and liabilities of Hirsh have been eliminated from the pro forma presentation as if the sale of Hirsh had occurred as of the beginning of the period.
(3) The ratios of income from continuing operations to fixed charges were computed by dividing income from continuing operations before fixed charges and income taxes by fixed charges from continuing operations. Fixed charges from continuing operations consist of interest expense and the interest portion of operating lease expense. Earnings from continuing operations were inadequate to cover fixed charges by approximately $4,439,000 for the year ended June 30, 1998.
(4) Expenses directly related to the Offer were assumed to be $400,000 and were charged against additional paid-in capital.
(5) The pro forma consolidated financial information gives effect to the tax expense or benefit of all applicable adjustments, as described above, at an incremental rate of 34%.

11. SOURCE AND AMOUNT OF FUNDS

  Assuming that the Company purchases 1,200,000 Shares pursuant to the Offer at a price of $22.00 net per Share, the total amount required by the Company to purchase such Shares will be $26,400,000, exclusive of fees and other expenses. The Company expects to fund the purchase of such Shares and the payment of the related fees and expenses from cash the Company has on hand, including the proceeds of the sale of Hirsh, and from its Credit Facility under which the Company has borrowed approximately $10,000,000 at August 31, 1998 leaving an additional amount of approximately $37,500,000 available to the Company.

  Under the Credit Facility, Old Kent provides a revolving credit line up to $47,500,000. The interest rate is the lesser of the Old Kent Index Rate, the average daily Federal Funds Rate, as quoted by the Detroit branch of the Chicago Federal Reserve District plus 85 Basis Points, or the London Interbank Offered Rate plus 78 Basis Points. The Credit Facility expires on November 1, 1999 and is unsecured. The Credit Facility contains customary affirmative covenants and negative covenants, none of which will be breached by the Offer or which breached covenants have been waived by Old Kent. The Company believes that the Credit Facility along with cash on hand, including cash generated from operations and the sale of Hirsh, will be sufficient to finance the Offer, the dividend payable on September 4, 1998, and the Company's working capital needs as well as capital expenditure needs.

  The Board of Directors has authorized the officers of the Company to investigate refinancing the Credit Facility under an arrangement which would provide for repayment of the Company's indebtedness under the Credit Facility over a term of several years. Some action has been taken in this regard, but no formal plans or arrangements have been made to repay the Credit Facility. The preceding summary of the Credit Facility is qualified in its entirety by reference to the text of the Credit Facility and the amendments thereto, which have been filed as exhibits to the Company's Annual Report on Form 10-K for the years ended June 30, 1996 and June 30, 1998. A copy of these exhibits may be obtained from the Commission in the manner provided in Section 16.

12. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES.

  Except as discussed below, based upon the Company's records and upon information provided to the Company by its directors and executive officers, neither the Company nor, to the Company's knowledge, any of its associates, subsidiaries, directors, executive officers or any associate of any such director or executive officer, or any director or executive officer of its subsidiaries, has engaged in any transactions involving the Shares during the 40 business days preceding the date hereof. Neither the Company nor, to the Company's knowledge, any of its directors or executive officers is a party to any contract, arrangement, understanding or relationship relating directly or indirectly to the Offer with any other person with respect to the Shares, except as provided herein.

  The Company has been advised that Raymond E. Knape, John E. Fallon, and Richard C. Simkins may tender Shares in the Offer. The Company understands that the decision of Mr. Knape, Mr. Fallon, and Mr. Simkins regarding whether to tender Shares and the number of shares tendered, if any, will depend on the price range provided herein, general market conditions, and other personal financial factors. Mr. Knape, formerly the Chief Executive Officer of the Company, intends to tender up to approximately 55% of the Shares (or equivalent securities) he currently owns. The Company understands that Mr. Knape intends to tender up to 70,000 Shares (including Shares represented by up to 30,000 shares of Common Stock and up to 40,000 shares of Class B Common Stock). Mr. Simkins, formerly the Chief Financial Officer of the Company, has not indicated how many, if any, Shares he may tender. Mr. Simkins beneficially owns approximately 34,500 shares (including options which are currently exercisable). Mr. Fallon has indicated that he intends to tender up to 10,000 Shares (approximately 10% of the Shares or equivalent securities owned by him).

  On July 1, 1998, the Company and William R. Dutmers entered into a letter agreement and a restricted stock award agreement concerning the compensation and services to be provided by Mr. Dutmers to the Company. Mr. Dutmers, in addition to serving as Chairman of the Board of Directors of the Company, provides the Company with consulting services. Mr. Dutmers has committed at least 80% of his business time to performing services on behalf of the Company. The base compensation for services rendered is the annual award of 10,500 restricted shares of the Common Stock. The term of the letter agreement is five (5) years. The letter agreement also provides other incentives. The Shares awarded vest on the earlier of (a) one year after they are awarded; (b) the occurrence of a change in control of the Company; (c) the grantee's death; or (d) the grantee's disability.

  The preceding summary is qualified in its entirety by reference to the text of the letter agreement and the restricted stock award agreement which have been filed as exhibits to the Company's Annual Report on Form 10-K for the year ended June 30, 1998. A copy of this report on Form 10-K may be obtained from the Commission in the manner provided in Section 16.

  The Company has also been informed that the Administrative Committee of the Company's Profit Sharing Plan and the Administrative Committee of the Company's Pension Plan may tender up to 15% of their Shares (approximately 45,000 Shares) in the Offer. The decision regarding whether to tender Shares will depend on the price range provided herein and general market conditions.

13. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  In General. The following summary describes certain United States federal income tax consequences to shareholders relevant to the Offer. All holders of Shares and/or Class B Common Stock are urged to consult their own tax advisors as to the tax consequences of the Offer. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code") and existing final, temporary and proposed Treasury Regulations, Revenue Rulings and judicial decisions, all of which are subject to prospective and retroactive changes. The summary deals only with Shares held as capital assets within the meaning of Section 1211 of the Code and does not address tax consequences that may be relevant to investors in special tax situations, such as certain financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, or shareholders holding the Shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes. Additional or alternative tax consequences may apply with respect to Shares acquired as compensation (including Shares acquired upon exercise of options). In particular, the discussion of the tax consequences of an exchange of Shares does not apply to foreign shareholders, except as provided herein. The Company will not seek a ruling from the Internal Revenue Service (the "IRS") with regard to the United States federal income tax treatment of the Offer and, therefore, there can be no assurance that the IRS will agree with the conclusions set forth below. Accordingly, each shareholder should consult his or her own tax advisor with regard to the Offer and the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to his or her particular situation.

  Characterization of the Sale. A sale of Shares by a shareholder of the Company pursuant to the Offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. The United States federal income tax consequences to a shareholder may vary depending upon the shareholder's particular facts and circumstances. Under Section 302 of the Code, a sale of Shares by a shareholder to the Company pursuant to the Offer will be treated as a "sale or exchange" of such Shares for United States federal income tax purposes (rather than as a distribution by the Company with respect to the Shares held by the tendering shareholder) if the receipt of cash upon such sale (a) is "substantially disproportionate" with respect to the shareholder,
(b) results in a "complete redemption" of stock of the Company owned by the shareholder, or (c) is "not essentially equivalent to a dividend" with respect to the shareholder (each as described below).

  If any of the above three tests is satisfied, and the sale of the Shares is therefore treated as a "sale or exchange" of such Shares for United States federal income tax purposes, the tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer and the shareholder's tax basis in the Shares sold pursuant to the Offer. Any such gain or loss will be capital gain or loss. Shareholders should consult their own tax advisors concerning the tax treatment of capital gains and losses.

  If none of the above three tests is satisfied, the tendering shareholder would be treated as having received a dividend includible in gross income in an amount equal to the entire amount of cash received by the shareholder pursuant to the Offer (without reduction for the tax basis of the Shares sold pursuant to the Offer), no loss would be recognized, and the tendering shareholder's basis in the Shares sold pursuant to the Offer would be added to such shareholder's basis in its remaining stock, if any. Any such dividend would be taxable at applicable ordinary income rates.

  In determining whether any of the three tests under Section 302 of the Code is satisfied, shareholders must take into account not only the stock which is actually owned by the shareholder, but also stock which is constructively owned by the shareholder within the meaning of Section 318 of the Code. Under
Section 318 of the Code, a shareholder may constructively own stock actually owned, and in some cases constructively owned, by certain related individuals or entities and stock which the shareholder or a related party has the right to acquire by exercise of an option or by conversion (even if such right is not exercised). Contemporaneous dispositions or acquisitions of stock by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction which will be taken into account in determining whether any of the three tests under Section 302 of the Code has been satisfied. Each shareholder should be aware that because proration may occur in the Offer, even if all the stock actually and constructively owned by a shareholder is tendered or delivered pursuant to the Offer, fewer than all of such Shares may be purchased by the Company. Thus, proration may affect whether a sale by a shareholder pursuant to the Offer will meet any of the three tests under Section 302 of the Code. See Section 6 for information regarding each shareholder's option to make a conditional tender of a minimum number of Shares. A shareholder should consult his/her own tax advisor regarding whether to make a conditional tender of a minimum number of Shares, and the appropriate calculation thereof.

  Section 302 Tests. The receipt of cash by a shareholder will be "substantially disproportionate" if the percentage of the outstanding stock of the Company actually and constructively owned by the shareholder immediately following the sale of Shares pursuant to the Offer (treating as not outstanding all Shares purchased pursuant to the Offer) is less than 80% of the percentage of the outstanding stock of the Company actually and constructively owned by such shareholder immediately before the sale of Shares pursuant to the Offer (treating as outstanding all Shares purchased pursuant to the Offer). Shareholders should consult their tax advisors with respect to the application of the "substantially disproportionate" test to their particular situation, including their ownership of any Class B Common Stock.

  The receipt of cash by a shareholder will be a "complete redemption" of all the stock owned by the shareholder if either (a) all of the stock of the Company actually and constructively owned by the shareholder is sold pursuant to the Offer, or (b) all of the stock of the Company actually owned by the shareholder is sold pursuant to the Offer, the shareholder is eligible to waive, and effectively waives, constructive ownership of all such Shares under procedures described in Section 302(c) of the Code.

  Even if the receipt of cash by a shareholder fails to satisfy the "substantially disproportionate" test or the "complete redemption" test, a shareholder may nevertheless satisfy the "not essentially equivalent to a dividend" test, if the shareholder's sale of Shares pursuant to the Offer results in a "meaningful reduction" in the shareholder's interest in the Company. Whether the receipt of cash by a shareholder will be "not essentially equivalent to a dividend" will depend upon the individual shareholder's facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." Shareholders expecting to rely on the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application in their particular situation.

  Corporate Shareholder Dividend Treatment. Under current law, if a sale of Shares by a corporate shareholder is treated as a dividend, the corporate shareholder may be entitled to claim a dividends-received deduction under
Section 243 of the Code, subject to applicable limitations. It is, however, expected that any amount received by a corporate shareholder pursuant to the Offer that is treated as a dividend would constitute an "extraordinary dividend" under Section 1059 of the Code. Corporate shareholders are urged to consult with their tax advisors concerning these matters.

  Additional Tax Considerations. The distinction between capital gains and ordinary income is relevant because certain individuals are subject to taxation at reduced rates on certain capital gains. Any capital gain or loss so recognized generally will be long-term capital gain or loss if the holding period for the holder's Shares surrendered exceeds one year. Capital gain or loss is taxed at a maximum rate of 20% under the Internal Revenue Service Restructuring and Reform Act of 1998. Class B Common Stock shareholders will generally be allowed to tack the holding period of their Class B Common Stock to the Shares they sell pursuant to the Offer. Other bills and proposed legislation have been introduced which could affect the applicable tax rates on capital gains and shareholders are urged to consult their own tax advisors in this regard and regarding any possible impact on their obligation to make estimated tax payments as a result of the recognition of any capital gain (or the receipt of any ordinary income) caused by the sale of any Shares to the Company pursuant to the Offer.

  Foreign Shareholders. The Company will withhold United States federal income tax at a rate of 30% from gross proceeds paid pursuant to the Offer to a foreign shareholder or his agent, unless the Company determines that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with conduct of a trade or business by the foreign shareholder within the United States. For this purpose, a foreign shareholder is any shareholder that is not (a) a citizen or resident of the United States,
(b) a corporation, partnership or other entity created or organized in or under the laws of the United States, or (c) any estate or trust the income of which is subject to United States federal income taxation regardless of its source. Without definite knowledge to the contrary, the Company will determine whether a shareholder is a foreign shareholder by reference to the shareholder's address. A foreign shareholder may be eligible to file for a refund of such tax or a portion of such tax if such shareholder (a) meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described above, (b) is entitled to a reduced rate of withholding pursuant to a treaty and the Company withheld at a higher rate, or (c) is otherwise able to establish that no tax or a reduced amount of tax was due. In order to claim an exemption from withholding on the ground that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business by a foreign shareholder within the United States or that the foreign shareholder is entitled to the benefits of a tax treaty, the foreign shareholder must deliver to the Depositary (or other person who is otherwise required to withhold United States tax) a properly executed statement claiming such exemption or benefits. Such statements may be obtained from the Depositary. Foreign shareholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedures.

  Backup Withholding. See Section 3 with respect to the application of the United States federal income tax backup withholding.

  THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT APPLY TO SHARES ACQUIRED IN CONNECTION WITH THE EXERCISE OF STOCK OPTIONS OR PURSUANT TO OTHER COMPENSATION ARRANGEMENTS WITH THE COMPANY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING SHAREHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER, THE EFFECT OF THE STOCK OWNERSHIP ATTRIBUTION RULES MENTIONED ABOVE, AND THE EFFECT OF TAX LEGISLATIVE PROPOSALS.

14. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS

  The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Shares will remain subject to the Offer, except to the extent that such Common Stock and Class B Common Stock may be properly withdrawn as set forth in Section 4. The Company also expressly reserves the right, in its sole discretion, (a) to terminate the Offer and not accept for payment any Shares not already accepted for payment or, subject to Rule 13-4(f)(5) under the Exchange Act, which requires the Company either to pay the consideration offered or to return the Common Stock or Class B Common Stock promptly after the termination or withdrawal of the Offer, or to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination to the Depositary and making a public announcement thereof and (b) at any time or from time to time amend the Offer in any respect. Amendments to the Offer may be effected by public announcement. Without limiting the manner in which the Company may choose to make public announcement of any termination or amendment, the Company shall have no obligation (except as otherwise required by applicable law) to publish, advertise, or otherwise communicate any such public announcement, other than by making a press release, except in the case of an announcement of an extension of the Offer, in which case the Company shall have no obligation to publish, advertise, or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Material changes to information previously provided to holders of Common Stock and Class B Common Stock in this Offer or in documents furnished subsequent thereto will be disseminated to such holders in compliance with Rule 13e-4(e)(2) promulgated by the Commission under the Exchange Act.

  If the Company materially changes the terms of the Offer or the information concerning the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(2) and 13e-4(f) under the Exchange Act. Those rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price, change in dealer's soliciting fee, or change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the Commission has stated that in its view, an offer should remain open for a minimum of ten business days from the date that notice of such a material change is first published, sent or given. The Offer will continue or be extended for at least ten business days from the time the Company publishes, sends or gives to holders of Common Stock and Class B Common Stock a notice that it will (a) increase or decrease the price it will pay for Shares or the amount of the Dealer Manager's fee or (b) increase (except for an increase not exceeding 2% of the outstanding Shares) or decrease the number of Shares it seeks.

15. FEES AND EXPENSES

  Credit Suisse First Boston Corporation will act as Dealer Manager for the Company in connection with the Offer. The Company has agreed to pay the Dealer Manager, upon acceptance for payment of Shares pursuant to the Offer, a fee of $.12 per Share purchased by the Company pursuant to the Offer. The Dealer Manager will also be reimbursed by the Company for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses, including liabilities under the federal securities laws, in connection with the Offer.

  The Company has retained Harris Trust and Savings Bank as Depositary and Morrow & Co., Inc. as Information Agent in connection with the Offer. The Dealer Manager and the Information Agent may contact shareholders by mail, telephone, telex, facsimile, telegraph, and personal interviews, and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Depositary and the Information Agent will receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses. The Company has agreed to indemnify the Depositary and the Information Agent against certain liabilities, including liabilities under the federal securities laws, in connection with the Offer. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

  The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the fee of the Dealer Manager). The Company will, upon request, reimburse brokers, dealers, commercial banks, and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers.

16. MISCELLANEOUS

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities, and any material interest of such persons in transactions with the Company is filed with the Commission. The Company has also filed an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission, which includes certain additional information relating to the Offer. Such reports, as well as such other material, may be inspected and copies may be obtained at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. The Commission maintains a Worldwide Web site on the Internet at http://www.sec.gov that contains reports, proxy, and other information related to registrants that file electronically with the Commission. Copies of such material may be obtained by mail, upon payment of the Commission's customary fees, from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington D.C. 20549 and should also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400 Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661.

  The Offer is being made to all holders of Shares (or equivalent securities). The Company is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer, the Company will make a good faith effort to comply with such statute. If, after such good faith effort, the Company cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in such state. In those jurisdictions whose securities, blue sky, or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                                          Knape & Vogt Manufacturing Company

September 2, 1998

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder or such shareholder's broker, dealer, commercial bank, trust company, or nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                         HARRIS TRUST AND SAVINGS BANK

    By Hand or Overnight                                By Mail:
         Delivery:                            c/o Harris Trust Company of New
c/o Harris Trust Company of New York          York
88 Pine Street, 19th Floor                    Wall Street Station, P.O. Box
New York, NY 10005                            1010
                                              New York, NY 10268-1010

                            Facsimile Transmission:
                                (212) 701-7636

                  Confirm Receipt of Facsimile by Telephone:
                                (212) 701-7624

                               ----------------

  Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, or the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at the telephone numbers and addresses set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company, or nominee for assistance concerning the Offer. To confirm delivery of Shares, shareholders are directed to contact the Depositary.

                    The Information Agent for the Offer is:

                              MORROW & CO., INC.

                          445 Park Avenue, 5th Floor
                              New York, NY 10022
                          (800) 566-9061 (Toll Free)
                                      or
                    Banks and Brokerage Firms, please call:
                          (800) 662-5200 (Toll Free)

                     The Dealer Manager for the Offer is:

                    CREDIT SUISSE FIRST BOSTON CORPORATION

                             Eleven Madison Avenue
                            New York, NY 10010-3629
                          (800) 881-8320 (Toll Free)